Exhibit 10.2

EXECUTION COPY

AXOVANT SCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of April 7, 2017 by and between Marion McCourt (the “Executive”) and Axovant Sciences, Inc. (“ASI”, or the “Company”).

RECITALS

A.                                    The Company desires the association and services of Executive and her skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.                                    Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C.                                    This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company or any predecessor thereof.

AGREEMENT

In consideration of the foregoing, the parties agree as follows:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               Position; Duties; Location.  Subject to the terms and conditions of this Agreement, Executive shall hold the position of President and Chief Operating Officer of the Company.  Executive’s activities and duties shall be as directed by the Company’s Chief Executive Officer (the “CEO”).  It is understood and agreed that Executive’s duties may include providing services to or for the benefit of the Company’s affiliates, including, but not limited to, Axovant Sciences Ltd. (the “ASL”), pursuant to that certain Services Agreement by and between ASL and the Company effective as of March 7, 2015 and as may be amended from time to time, or otherwise, provided, that Executive agrees that she will not provide any services under this Agreement from within the United States for ASL or any affiliate of ASL that is organized in a jurisdiction outside of the United States.  With respect to the foregoing, Executive shall be the Principal Operating Officer of ASL, which position constitutes an officer of ASL for purposes of Section 16(a)(1) of the Securities Exchange Act of 1934 (the “ASL COO”), but for the avoidance of doubt Executive shall not become an employee of ASL.  Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement; provided, however, that Executive may devote reasonable periods of time to (a) serving on boards of directors of other corporations subject to the prior approval of the CEO (except that Executive shall be entitled to serve on the boards of directors of the entities set forth on Appendix I to this

Agreement), (b) engaging in charitable or community service activities, and (c) managing Executive’s personal investments and ventures so long as none of the foregoing additional activities materially interfere with Executive’s duties under this Agreement.  Executive shall report to the CEO and shall work generally from the Company’s offices in New York City, New York.  Executive further understands and agrees that her duties may require periodic business travel, including but not limited to travel to the United Kingdom for ASL’s Board of Directors (the “Board”) meetings and to Basel, Switzerland for Axovant Sciences GmbH business.

1.2                               Start Date.  Executive’s employment with the Company will commence immediately following and subject to approval of this Agreement by the Board, which is expected to meet on April 7, 2017 (the “Start Date”).

1.3                               Policies and Procedures.  The employment relationship between the parties shall be governed by this Agreement and by the written employment policies and practices established by the Company, ASL, and/or their respective Board of Directors, to the extent provided to Executive in advance of the application thereof to Executive.  In the event that the terms of this Agreement differ from or are in conflict with any such policies or practices, this Agreement shall govern and control.

1.4                               Exclusive Employment; Agreement not to Participate in Company’s Competitors.  Subject to Section 1.1 above, except with the prior written consent of the CEO, Executive will not during employment with the Company undertake or engage in any other employment, occupation or business enterprise, to the extent related to the field of neurology or the diagnosis or treatment of neurological disorders, including without limitation, any diagnosis and/or treatment of any form of dementia (collectively, “Neurology Field”).  During Executive’s employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, to the knowledge of Executive, engaged in a business within the Neurology Field.  The following investment activities, in addition to those permitted under Section 1.1, shall not constitute a breach of this Section:  (i) ownership by Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, which funds may include businesses within the Neurology Field, and (ii) an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation primarily engaged in a business within the Neurology Field, with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market.

2.                                      AT-WILL EMPLOYMENT.

Executive’s employment relationship with the Company is, and shall at all times remain, at-will.  This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice; provided that the Company shall provide Executive with twenty (20) days advance written notice of any termination by the Company (to include the notice provision set forth in Section 5.3(a) below), and Executive shall provide any applicable notice required under Section 5.3(c) below.

3.                                      COMPENSATION AND BENEFITS.

3.1                               Salary. The Company shall pay Executive a base salary at the annualized rate of $403,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices.  The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year.  The Base Salary shall be reviewed at least annually by the Board and may be adjusted (but not decreased) from time to time in the Board’s discretion.

3.2                               Performance Bonus.  Each fiscal year, Executive will be eligible to earn an additional cash bonus with a target of at least 50% of her Base Salary, based on the Board’s assessment of Executive’s individual performance and overall Company performance, which performance metrics shall be determined at the beginning of each fiscal year in accordance with the terms of the Company’s annual bonus plan under which the senior executives of the Company are eligible to earn an annual bonus (the “Bonus Plan”).  This annual target bonus shall be reviewed at least annually by the Board and may be adjusted (but not decreased) from time to time in the Board’s discretion.  In order to earn and receive the bonus, Executive must remain employed by the Company through the first day of the year immediately following the year for which any such bonus is to be paid, and such bonus, which will be paid on or before April 30th of the year immediately following the year for which any such bonus is paid.  The determination of whether Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) based on achievement of the applicable performance metrics, all in accordance with the terms of the Bonus Plan.  The Company and the Board reserves the right to modify bonus criteria from year to year, in accordance with the foregoing provisions.  Within 30 days following a Change in Control (as defined below), the Company shall pay to Executive a pro-rated bonus (based on the higher of target or actual achievement of pro-rata performance targets for the number of days that have elapsed in such calendar year as of the Change in Control) and with the bonus amounts to be the pro-rated portion of a full annual bonus based on the number of days that have elapsed in such calendar year as of the Change in Control.

3.3                               Equity.  Subject to the terms of the Axovant Sciences Ltd. 2015 Equity Incentive Plan (the “Plan”) and the form of option agreement issued thereunder and attached as Exhibit A to this Agreement, and subject to the approval of the Board, Executive shall be granted an option (the “Option”) to purchase 465,000 shares of ASL’s Common Stock (the “Option Shares”).  The Option will have an exercise price per share equal to the Fair Market Value (as defined in the Plan), which is the closing price of the ASL’s common stock on the New York Stock Exchange on the grant date, April 7, 2017.  Twenty-five percent (25%) of the Option Shares will vest one year after the Start Date, and the balance of the Option Shares will vest in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Start Date.  The Option will be governed by the Plan and other documents issued in connection with the grant.  In addition, the Executive will be entitled to receive annual equity incentive grants based upon the Executive’s performance as well as business conditions at the Company and in any event on a basis no less favorable than those provided to other senior Company executives from time to time.  Upon a Change in Control, any unvested portion of the Option and any other options or additional equity incentive grants that Executive may have received shall immediately vest in full.

3.4                               Benefits and Insurance.  Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly-situated Company employees (including, but not limited to, being named as an officer for purposes of the Company’s Directors & Officers Insurance).  The Company reserves the right to modify, add or eliminate benefits from time to time, but shall at all times maintain Directors and Officers Insurance under which Executive shall be covered and otherwise indemnify Executive to the fullest extent permitted under applicable law, whether under the Company’s governing documents or otherwise.

3.5                               Expense Reimbursements.  The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting her duties hereunder, pursuant to the Company’s usual expense reimbursement policies.  Reimbursement will be made as soon as practicable following receipt from Executive of reasonable documentation supporting said expenses, but in no event later than the date required for reimbursements under Section 409A (as defined in Section 5.6 below).

3.6                               Relocation Benefits.  The Company agrees to provide the Executive with certain Relocation Benefits pursuant to the Company’s U.S. Domestic Relocation Policy for Executives (the “Relocation Policy”) (a copy of which has been provided to Executive), with certain modifications, including:

(a)                                 New York Relocation.  Executive acknowledges and agrees that Executive is expected to relocate Executive’s primary residence to the New York, New York area as soon as practicable following the Start Date (the “Relocation”).

(b)                                 The Lump Sum Relocation Allowance as described in the Relocation Policy will be set at $25,000. This amount will be paid within ten (10) business days following the Start Date and reported on Executive’s Form W-2 and a tax gross-up will be provided.  In addition to the house hunting trips provided under the Relocation Policy, the Company will reimburse Executive for reasonable documented expenses for up to a five-day house hunting trip to the New York area subject to Company’s standard T&E policy.

(c)                                  Relocation Subsidy.  In lieu of the Relocation Policy’s brokerage commission reimbursement for the sale of a current primary residence, the Company will pay to Executive a lump-sum payment of $90,000 (the “Relocation Subsidy”).  This amount will be paid within ten (10) business days following the Start Date and reported on Executive’s Form W-2 and a tax gross up will be provided.  Notwithstanding anything in the Relocation Policy to the contrary, Executive shall not be required to repay the Lump Sum Relocation Allowance or the Relocation Subsidy if

Executive’s employment terminates under Section 5.1 or as a result of Executive’s death or Disability.

(d)                                 Second Relocation.  Should the U.S. headquarters of ASI be relocated by Dr. David Hung in his capacity as CEO (the “Second Relocation”), the Company’s Relocation Policy will be applicable.

4.                                      PROPRIETARY INFORMATION OBLIGATIONS.

As a condition of her initial and continued employment, Executive agrees to execute and abide by the Company’s Employee Non-Disclosure and Inventions Assignment Agreement in the form attached hereto as Exhibit B (“NDA”).  Notwithstanding anything in this Agreement or the NDA to the contrary, the restrictions set forth in Section 4 of the NDA shall not apply to Executive in the event that: (1) Executive resigns for Good Reason or is terminated without Cause; and (2) Executive waives her claim to any associated remuneration in Sections 5.1 and 5.2.

5.                                      TERMINATION OF EMPLOYMENT.

5.1                               Termination Without Cause Or Resignation For Good Reason.  If Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason, then the Company shall pay Executive any earned but unpaid Base Salary through the date of termination, at the rates then in effect, less standard tax deductions and withholdings, within ten (10) business days following such termination.  In addition, if Executive furnishes to the Company an executed waiver and release of claims in a form attached as Exhibit C to this Agreement (the “Release”), and if Executive allows such Release to become effective in accordance with its terms, then the Executive shall receive the following benefits:

(a)                                 Severance.  The Company shall pay Executive severance in an amount equal to: (i) one and a half (1.5) times the sum of Executive’s then current Base Salary (determined prior to any reduction in Base Salary that otherwise constitutes Good Reason, if applicable), (ii) an amount equal to one and a half (1.5) times the sum of Executive’s annual target bonus (as determined under Section 3.2 above, and prior to any reduction in such annual target bonus opportunity that otherwise constitutes Good Reason, if applicable) in respect of the calendar year in which the termination of employment occurs, and (iii) any unpaid annual bonus amount with respect to the calendar year ended prior to the termination of Executive’s employment.  Said amounts shall be paid to Executive in pro rata installments in the Company’s ordinary payroll cycle; provided, however, that if such severance amounts are being paid upon a termination under this Section 5.1 within the first twenty-four (24) months following a Change in Control that is also a “change in ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company as determined under Section 409A, all such severance amounts shall be paid in a lump-sum within sixty (60) days following the date of Executive’s termination.

(b)                                 COBRA Premiums.  If Executive is eligible for and timely elects COBRA continuation coverage under the federal COBRA law or applicable state law (collectively, “COBRA”), the Company will reimburse COBRA premiums for the first eighteen (18) months of COBRA coverage; provided, however, that if Executive ceases to be eligible for COBRA or becomes eligible to enroll in the group health insurance plan of another employer, Executive shall immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits shall immediately cease.  Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Executive’s behalf, the Company will pay Executive on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding.  This payment may be, but need not be, used by Executive to pay for COBRA premiums.

(c)                                  Option Vesting.  The Option granted to Executive shall vest in full upon such termination.

5.2                               Other Terminations.  If Executive resigns her employment at any time without Good Reason or Executive’s employment is terminated by the Company at any time for Cause or due to death or Disability, the Company shall pay Executive (or her estate) any Base Salary accrued through the date of such resignation or termination, at the rate then in effect, and (other than upon a termination for Cause) any annual bonus that is due in respect of the prior fiscal year but is unpaid as of the date of termination, in all cases less standard tax deductions and withholdings, within ten (10) business days following such date of termination.  In addition, in the event of a termination due to death or Disability, Executive (or her estate) will be paid an amount equal to Executive’s annual target bonus amount for the year in which such resignation or termination occurs, as determined under Section 3.2 above, pro-rated to the date of such resignation or termination, with such amount to be paid within ten (10) business days following such death or Disability.  The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.

5.3                               Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Cause” shall mean the occurrence of any of the following: (i) Executive’s willful failure to substantially perform her duties and responsibilities to the Company after written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Executive has not substantially performed such duties and after she has been provided with a sixty (60) day cure period, or Executive’s deliberate violation of a Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of her relationship with the Company; (iv) Executive’s willful breach of any of her obligations under any written agreement or covenant with the Company; or (v) Executive’s conviction of (x) any felony, or (y) any misdemeanor crime involving fraud or dishonesty. For purposes of this Agreement, no act or failure to act, on the part of Executive, will be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.  Further, the CEO  may only terminate Executive’s employment for “Cause” following the CEO’s reasonable determination, in good faith, that an event constituting “Cause” has occurred, after providing Executive with thirty (30) days advance notice of such events constituting Cause and an opportunity within such thirty (30) day period to appear (with legal counsel) in front of the CEO to dispute the alleged events giving rise to a “Cause” determination.

(b)                                 “Disability” shall mean the Executive’s inability to perform her duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period.

(c)                                  “Good Reason” for Executive to resign her employment hereunder shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction by the Company of Executive’s Base Salary, annual target bonus opportunity under Section 3.2 and/or annual target equity grant opportunity under Section 3.4, below that set most recently prior to the time of the reduction, provided, however, that if such reduction occurs in connection with a Company-wide decrease in  executive officer team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team not to exceed 10%; (ii) a material breach by the Company of this Agreement and/or by ASL of the Option or other equity grant award agreement; (iii) relocation of Executive’s primary work location to a location that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then current primary work location immediately prior to such relocation (excluding any potential Second Relocation); or (iv) an adverse change in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction, without limiting the foregoing, including a change in the Executive’s reporting responsibilities so that she no longer reports directly to the CEO and/or is no longer the ASL COO.  Provided, however, that, any such resignation by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that she believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates her employment within thirty (30) days following the end of the Cure Period.

(d)                                 A “Change in Control” shall have the definition as set forth in the Plan.

5.4                               “Release Date” shall mean the date that is fifty-five (55) days following the date of Executive’s termination.

5.5                               Effect of Termination.  Executive agrees that should her employment terminate for any reason, she shall also be deemed to have resigned from any and all positions with the Company, including, but not limited, to a position on the Board.

5.6                               Section 409A Compliance.

(a)                                 It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, any exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including those provided under Treasury Regulations Sections 1.409A 1(b)(4) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent therewith, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any  payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein.  No interest shall be due on any amounts so deferred.  To the extent any payments are subject to a release and the release revocation period spans two calendar years, amounts will be paid (or will commence to be paid) in the second of the two years to the extent required to avoid adverse taxation under Section 409A.

(b)                                 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

5.7                               Section 280G.

(a)                                 If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control or other transaction (the “Transaction”) from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account the value of any noncompetition provision set forth in the NDA, all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph.  If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.

(b)                                 Notwithstanding the foregoing, in the event that no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Change in Control of the Company, the Company shall cause a vote of shareholders to be held with respect to the approval of the portion of the Transaction Payments that exceeds three times Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting Executive’s entitlement to all Excess Parachute Payments to such shareholder vote. In the event that the Company does not cause a vote of shareholder to be held to approve all Excess Parachute Payments, the provisions set forth in Section 5.7(a) shall apply.

(c)                                  Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive.  Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

6.                                      ARBITRATION.  Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment.  There shall be one arbitrator who shall be jointly selected by the parties.  If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator.  If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules.  The place of arbitration shall be New York, New York.  By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDA.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall:

(a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear it’s or her own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void, leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

7.                                      GENERAL PROVISIONS.

7.1                               Representations and Warranties.  Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

7.2                               Advertising Waiver.  Subject to review and consent, not to be unreasonably withheld, Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Executive’s name and/or pictures of Executive appear.  Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

7.3                               Miscellaneous.  Following the Start Date, the Company shall promptly pay all reasonable legal fees and expenses that Executive incurs in connection with the negotiation and execution of this Agreement, up to a cap of $25,000.  This Agreement, along with the Advisor Agreement, the NDA, and the Option Awards (which terms shall be subject to the amendment provision of this Agreement, below, notwithstanding any provision in the Plan to the contrary), constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer or member of the Board.  This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to her and its heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

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SIGNATURES ON NEXT PAGE.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

AXOVANT SCIENCES, INC.

	By:	/s/ Gregory Weinhoff
		Name:	Gregory Weinhoff
		Title:	CFO

ACCEPTED AND AGREED:

/s/ Marion McCourt
MARION MCCOURT

[Signature Page to Marion McCourt Employment Agreement]

Appendix I

Cynexis

CytonX

OPTION AGREEMENT

(Exhibit A previously filed as Exhibit 10.2
to the Registration Statement)

EMPLOYEE NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENT

(Exhibit B)

I, Marion McCourt, am about to become an employee of Axovant Sciences, Inc., a Delaware corporation with a place of business at 320 West 37th St., 5th Floor New York, NY 10018 (the “Company”).  I am making this Agreement in consideration of my employment with the Company.  This agreement applies to the entire period of my employment.

1.                                      Representations and Warranties; Covenants.

1.1                               No Conflict with any Other Agreement or Obligation.  I represent and warrant that I am not bound by any agreement or arrangement with or duty to any other person that would conflict with this agreement.  Except for any obligation described on Exhibit A attached to this agreement, I do not have any non-disclosure, confidentiality, non-competition or other similar obligations to any other person concerning proprietary, secret or confidential information that I learned of during any previous engagement, employment or association nor have I had any obligation to assign contributions or inventions of any kind to any other person.  I shall not disclose to the Company or induce the Company to use any proprietary, trade secret or confidential information or material belonging to others.

1.2                               No Infringement of Third Party Intellectual Property Rights. I represent and warrant that the Inventions (as defined in Section 3 below) will not infringe any patent, copyright, trade secret or other proprietary right of any third party.

1.3                               Open Source. I represent and warrant that the Inventions will not include any open source software, except with the prior written consent of the Company.  If open source software is included in the Inventions, I agree to maintain for the Company a regularly updated record of all such open source software.

2.                                      Confidential Information.

2.1                               Definition of Confidential Information.  “Confidential Information” means all of the trade secrets, know-how, ideas, business plans, pricing information, the identity of and any information concerning customers or suppliers, computer programs (whether in source code or object code), procedures, processes, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company’s affiliates or customers, of which I may have acquired or developed knowledge or of which I may in the future acquire or develop knowledge of during my work for the Company, or from my colleagues while working for the Company.

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2.2                               Protection of Confidential Information.  I will use the Confidential Information only in the performance of my duties for the Company.  I will not disclose the Confidential Information, directly or indirectly, at any time during or after my employment with the Company except to persons authorized by the Company to receive this information.  I will not use the Confidential Information, directly or indirectly, at any time during or after my employment with the Company, for my personal benefit, for the benefit of any other person or entity, or in any manner averse to the interests of the Company.  I will take all action reasonably necessary to protect the Confidential Information from being disclosed to anyone other than persons authorized by the Company.

2.3                               Return of Confidential Information.  When my employment with the Company terminates, I will immediately return or destroy all materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium) containing, summarizing, abstracting or in any way relating to the Confidential Information.  At the time I return these materials I will acknowledge to the Company, in writing and under oath, in the form attached as Exhibit C, that I have complied with the terms of this agreement.

3.                                      Inventions.

3.1                               Definition of Inventions.  The term “Inventions” means:

(a)                                 contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are conceived, created, developed or reduced to practice by me, alone or with others, while employed by the Company that are either:  (i) conceived during regular working hours or at my place of work, whether located at Company, affiliate or customer facilities, or at my own facilities; or (ii) regardless of whether they are conceived or made during regular working hours or at my place of work, are directly or indirectly related to the Company’s business or potential business, result from tasks assigned to me by the Company, or are conceived or made with the use of the Company’s resources, facilities or materials; and

(b)                                 any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing.

(c)                                  The term “Inventions” specifically excludes any inventions I developed entirely on my own time without using any Company equipment, supplies, facilities or trade secret information, unless (i) the invention related at the time of conception or reduction to practice of the invention to (A) the Company’s business, or (B) the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by me for the Company.

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3.2                               All Inventions are Exclusively the Property of the Company.  (a)  I will promptly disclose all Inventions, in full detail, to persons authorized by the Company.  I will not disclose any Invention to anyone other than persons authorized by the Company, without the Company’s express prior written instruction to do so.

(b)                                 All Inventions will be deemed “work made for hire” as that term is used in the U.S. Copyright Act, and belong solely to the Company from conception.  I hereby expressly disclaim all interest in all Inventions.  To the extent that title to any Invention or any materials comprising or including any Invention is found not be a “work made for hire” as a matter of law, I hereby irrevocably assign to the Company all of my right, title and interest to that Invention.  At any time during or after my employment with the Company that the Company requests, I will sign whatever written documents of assignment are necessary to formally evidence my irrevocable assignment to the Company of any Invention.

(c)                                  At all times during or after my employment with the Company I will assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense.

3.3                               Excluded Information.  On Exhibit B attached to this agreement I have included a complete list, with nonconfidential descriptions, of any inventions, ideas, reports and other creative works that I made or conceived prior to my employment with the Company (collectively, the “Excluded Information”).  I intend that the items on that list and only the items on that list shall be excluded from the restrictions set forth in this agreement.  I will not assert any right, title or interest in or to any Invention or claim that I made, conceived or acquired any Invention before my employment with the Company unless I have specifically identified that Invention on the attached Exhibit B.  In the event that any Excluded Information is incorporated into any Invention, I hereby grant Company a perpetual, worldwide, royalty free, non-exclusive license to use and reproduce the Excluded Information for commercial, internal business and all other purposes.

4.                                      Non-Solicitation; Non-Compete.  In order to protect the legitimate business interests of the Company and in consideration of the Company’s willingness to provide to me access to its Confidential Information, I agree that during the period beginning on the initial date of my employment with the Company and ending one (1) year after termination of my employment with the Company for any reason, I will not directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (i) do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s customers, clients, members, business partners or suppliers, (ii) solicit, induce, recruit or encourage any person engaged or employed by the Company to terminate his or her employment or engagement, or (iii) engage, invest or participate in any business that is similar to those which the Company has created, has under development or are the subject of active

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planning from time to time during my employment with the Company, provided, however, that I may own, as a passive investor, publicly-traded securities of any corporation that competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class of outstanding securities of such corporations.

5.                                      Miscellaneous                .

5.1                               Interpretation and Scope of this Agreement.  Each provision of this agreement shall be interpreted on its own.  If any provision is held to be unenforceable as written, it shall be enforced to the fullest extent permitted under applicable law.  In the event that one or more of the provisions contained in this agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, then it shall (a) be enforced to the fullest extent permitted under applicable law and (b) such unenforceability shall not affect any other provision of this agreement, but this agreement shall then be construed as if such unenforceable portion(s) had never been contained herein.

5.2                               Remedies.  I understand and agree that if I breach or threaten to breach any of the provisions of this agreement the Company would suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy.  I agree that, in the event of my breach or threatened breach of any of the provisions of this agreement, the Company shall have the right to seek relief from a court to restrain me (on a temporary, preliminary and permanent basis) from using or disclosing Company Confidential Information or Inventions or otherwise violating the provisions of this agreement, and that any such restraint shall be in addition to (and not instead of) any and all other remedies to which the Company shall be entitled, including money damages.  The Company shall not be required to post a bond to secure against an imprudently granted injunction (whether temporary, preliminary or permanent).

5.3                               Governing Law; Jury Waiver; Consent to Jurisdiction.  This agreement (together with any and all modifications, extensions and amendments of it) and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the state of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof.  For all matters arising directly or indirectly from this Agreement (“Agreement Matters”), I hereby (a) irrevocably consent and submit to the sole exclusive jurisdiction of the United States District Court for the Southern District of New York and any state court in the state of New York that is located in the Manhattan county of New York (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding (“Proceeding”) directly or indirectly arising out of or relating to any Agreement Matter; provided that a party to this Agreement shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other party, (b) irrevocably waive, to the fullest extent permitted by law, any objection that I may now or later have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is

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brought in any such court has been brought in an inconvenient forum, (c) irrevocably waive, to the fullest extent permitted by law,

any immunity from jurisdiction of any such court or from any legal process therein, (d) irrevocably waive, to the fullest extent permitted by law, any right to a trial by jury in connection with a Proceeding, (e) covenant that I will not, directly or indirectly, commence any Proceeding other than in such courts and (f) agree that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in this agreement.

5.4                               Entire Agreement; Amendments and Waivers.  This agreement (including the exhibits attached hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented, or changed and any provision hereof can be waived, only by written instrument signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

5.5                               Captions.  The captions and section headings in this agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this agreement.

5.6                               Counterparts; Binding Effect.  This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same agreement.  Except as otherwise expressly provided herein, this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.7                               Notices. All notices and other communications given or made pursuant to this agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications to me shall be sent to the respective parties at their address as set forth on the signature page of this agreement, or in the Company’s records, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section and all notices to the Company shall be provided to the Company’s headquarters, attention Senior Vice President, Finance & Operations.

[Signature Page Follows]

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By signing this agreement below, (1) I agree to be bound by each of its terms, (2) I acknowledge that I have read and understand this agreement and the important restrictions it imposes upon me, and (3) I represent and warrant to the Company that I have had ample and reasonable opportunity to consult with legal counsel of my own choosing to review this agreement and understand its terms including that it places significant restrictions on me.

EMPLOYEE:

By:

Name:

Address:

Date:

Accepted by Company:

AXOVANT SCIENCES, INC.

By:

Name:

Title:

Date:

[Signature Page to Axovant Sciences, Inc. Non-Disclosure and Invention Assignment Agreement]

EXHIBIT A

Obligations to Other Persons:

[Securely attach additional pages if necessary]

[If this exhibit is left blank, the employee shall be deemed to represent that he/she does not have any non-disclosure, confidentiality, non-competition or other similar obligations to any other person concerning proprietary, secret or confidential information that he/she learned of during any previous engagement, employment or association nor has he/she had any obligation to assign contributions or inventions of any kind to any other person.]

EXHIBIT B

Excluded Information:

[Securely attach additional pages if necessary]

[If this exhibit is left blank, the employee shall be deemed to represent that he/she does not have any Excluded Information.]

EXHIBIT C

Form of Acknowledgment

My employment by Axovant Sciences, Inc. (the “Company”) is now terminated.  I have reviewed my Non-Disclosure and Invention Assignment Agreement with the Company, dated                     , 201   (the “Agreement”), and I swear, under oath, that:

•                              I have complied and will continue to comply with all of the provisions of the Agreement.

•                              I understand that all of the Company’s materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium), whether or not they contain Confidential Information (as that phrase is defined in the Agreement), are and remain the property of the Company.  I have delivered to authorized Company personnel, or have destroyed, all of those documents and all other Company materials in my possession.

Signature

Name (please print clearly)

Address

STATE OF	)
) ss.:
COUNTY OF	)

BE IT REMEMBERED, that on this       day of         ,      , before me, the subscriber, a notary public of the State of             , personally appeared                        , who being by me duly sworn on his oath, deposed and made proof to my satisfaction that (s)he is the person named in the within instrument, to whom I first made known the contents thereof, and thereupon (s)he acknowledged that (s)he signed, sealed and delivered the same as his/her voluntary act and deed for the uses and purposes therein expressed.

[SEAL]	Notary Public

(EXHIBIT C)

SEPARATION AGREEMENT AND RELEASE

I hereby execute this Separation Agreement and Release (the “Release”) as a precondition of my receipt of the benefits described in Section 5.1 in the Employment Agreement between me and the Company dated April 7, 2017 (the “Employment Agreement”) with respect to the termination of my employment with Axovant Sciences, Inc. (“ASI” or “the Company”) effective as of [DATE] (the “Separation Date”).  As provided in the Employment Agreement, I hereby confirm my resignation from any other position I may hold with the Company, Axovant Sciences, Ltd. (“ASL”) or any of their affiliates, as of the Separation Date.

My signature below indicates that: To my knowledge, I have not breached any terms and conditions of the Employment Agreement; I agree to abide by the continuing obligations and restrictions in the Employment Agreement, my Employee Non-Disclosure and Inventions Assignment Agreement, and this Release; and I have executed this Release on the Separation Date or within twenty-one (21) days thereof, and not before that time period.

In exchange for the severance benefits promised to me in Section 5.1 of the Employment Agreement, I hereby generally and completely release the Company and ASL, along with each of their parents, subsidiaries, successors, predecessors, affiliates, officers, directors, agents, servants, employees, attorneys, shareholders, insurers and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Release (the “Released Claims”).  The Released Claims include, without limitation: (i) all claims directly or indirectly arising from my employment with the Company or the termination of that employment relationship, or my relationships with any of the Released Parties stemming from my employment or advisory role as applicable or the termination of such relationships; (ii) claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, incentive compensation, stock, stock options or any other ownership or equity interests with respect to the Company or its affiliates, or any other form of compensation or benefit excluding in my capacity as a shareholder in the Company or any affiliate thereof; and (iii) claims pursuant to any federal, state or local law, statute or cause of action in any jurisdiction related to employment, including, without limitation, the federal Age Discrimination in Employment Act of 1967 (“ADEA”) as amended, the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress and breach of the implied covenant of good faith and fair dealing.

I hereby represent that: (i) except as otherwise promised to me by this Release, I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a claim.

Notwithstanding the foregoing, I am not hereby releasing any of the following claims (the “Excluded Claims”): (i) any rights or claims for indemnification or insurance (including, but not limited to, directors and officers insurance) I may have pursuant to the charter, bylaws or operating agreements of the Company or any affiliate thereof, or under applicable law; (ii) any rights that are not waivable as a matter of law; (iii) any vested compensation, equity or benefits rights under the Employment Agreement, the Axovant Sciences Ltd. 2015 Equity Incentive Plan, the ASL or ASI Option Grant Notices and Award Agreements, or other ASL or ASI equity award agreements and retirement plans (the “Compensation Arrangements”); or (iv) any claims arising under the Compensation Arrangements after the Separation Date. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or may have against any of the Released Parties that are not included in the Released Claims.

I also specifically acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA; and that the consideration given under this Release for this waiver and release is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (i) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Agreement; (ii) I should consult with an attorney prior to executing this Agreement (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Agreement (although I may choose voluntarily to execute it earlier); (iv) I have seven (7) days following the date I sign this Agreement to revoke my acceptance of it (by written revocation notice to the Chief Financial Officer of the Company received within the 7-day revocation period); and (v) this Agreement shall not be effective until the eighth day after I have signed it, provided that the revocation period has expired unexercised (the “Effective Date”).

Nothing herein shall prevent me from responding accurately and fully to any request for information if required by legal process. In addition, nothing herein shall preclude me from: filing a charge or complaint with any state or federal government agency (“Government Agency”); communicating with any Government Agencies; or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  However, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims I have released and any rights I have waived by signing this Release, provided that this Release does not limit my right to receive any award for information provided to the SEC.

I agree and understand that any dispute between me and the Released Parties (excluding in my capacity as a shareholder of the Company or any of its affiliates) will be handled pursuant to the arbitration procedure set forth in Section 6 of the Employment Agreement, which is hereby incorporated into this Release.

This Release, together with the surviving portions of the Employment Agreement (and its Exhibits), constitutes the entire agreement between me and the Company with respect to the subject matter hereof. This Agreement will be construed and enforced in accordance with the laws of the State of New York.  In signing this Release, I am not relying on any representation not contained herein or in the Employment Agreement.

UNDERSTOOD, ACCEPTED AND AGREED:

Marion McCourt	Date